Exhibit 10.8

PALANTIR TECHNOLOGIES INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved September 10, 2020, and effective as of the Effective Date

Palantir Technologies Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such term in the Company’s 2020 Equity Incentive Plan, as amended from time to time (or if such plan no longer is in use at the time of the grant of an equity award, the meaning given to such term or any similar term in the equity plan then in place under which such equity award is granted) (such applicable plan, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.

Subject to Section 8 of this Policy, this Policy will be effective upon the Registration Date (such date, the “Effective Date”).

1. CASH COMPENSATION

1.1. Annual Cash Retainers for Service as a Non-Founder Outside Director. Each Outside Director other than Peter Thiel (each, a “Non-Founder Outside Director”) will be paid a cash retainer of $40,000 per year. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

1.2. Additional Annual Cash Retainers for Service as Lead Independent Director, Committee Chair and Committee Member.

1.2.1. As of the Effective Date, each Non-Founder Outside Director who serves as the Lead Independent Director or as the chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Lead Independent Director:	$25,000
Audit Committee Chair:	$25,000
Member of Audit Committee:	$12,500
Compensation, Nominating & Governance Committee Chair:	$25,000
Member of Compensation, Nominating & Governance Committee:	$12,500

For clarity, each Non-Founder Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair.

1.3. Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Non-Founder Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For purposes of clarity, a Non-Founder Outside Director who has served as a Non-Founder Outside Director, as a member of an applicable committee (or chair thereof) or as Lead Independent Director during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Non-Founder Outside Director has served in the relevant capacities. For purposes of clarity, a Non-Founder Outside Director who has served as a Non-Founder Outside Director, as a member of an applicable committee (or chair thereof) or as Lead Independent Director, as applicable, from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Non-Founder Outside Director has served in the relevant capacities.

2. EQUITY COMPENSATION

Non-Founder Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. Peter Thiel (the “Founder Outside Director”) will not receive any Awards under the Plan. All grants of Awards to Non-Founder Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

2.1. No Discretion. No person will have any discretion to select which Non-Founder Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except as provided in Sections 2.4.3 and 9 below.

2.2. Initial Awards. Each individual who first becomes a Non-Founder Outside Director following the Effective Date will be granted an award of Restricted Stock Units (an “Initial Award”) covering a number of Shares having a Value (as defined below) of $400,000, with any resulting fraction rounded down to the nearest whole Share. The Initial Award will be granted automatically on the first Trading Day on or after the date on which such individual first becomes a Non-Founder Outside Director (the first date as a Non-Founder Outside Director, the “Initial Start Date”), whether through election by the Company’s stockholders or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming a Non-Founder Outside Director due to termination of employment will not entitle the

Non-Founder Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as follows: one-third (1/3rd) of the Shares subject to the Initial Award will be scheduled to vest on each of the one (1), two (2), and three (3) year anniversaries of the Non-Founder Outside Director’s Initial Start Date, in each case subject to the Non-Founder Outside Director continuing to be a Service Provider through the applicable vesting date.

2.3. Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Non-Founder Outside Director will automatically be granted an award of Restricted Stock Units (an “Annual Award”) covering a number of Shares having a Value of $300,000, with any resulting fraction rounded down to the nearest whole Share; provided, however, that if the Non-Founder Outside Director’s Initial Start Date occurred after the date of the Annual Meeting (the “Prior Meeting”) that occurred immediately before the Annual Meeting to which the Annual Award relates (the “Current Meeting”), then the Annual Award granted to such Non-Founder Outside Director will be prorated based on the number of whole months that the individual served as a Non-Founder Outside Director after the date of the Prior Meeting through the date of the Current Meeting (with any resulting fractional Share rounded down to the nearest whole Share). Each Annual Award will be scheduled to vest on the earlier of (i) the one (1) year anniversary of the Annual Award’s grant date, or (ii) the day immediately before the date of the next Annual Meeting following the Annual Award’s grant date, in each case, subject to the Non-Founder Outside Director continuing to be a Service Provider through the applicable vesting date.

2.4. Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:

2.4.1. Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Compensation, Nominating & Governance Committee, as applicable, for use thereunder.

2.4.2. For purposes of this Policy, “Value” means the grant date fair value as determined in accordance with U.S. generally accepted accounting principles, or such other methodology the Board or any committee of the Board designed by the Board with appropriate authority (the “Designated Committee”), as applicable, may determine prior to the grant of the applicable Award becoming effective.

2.4.3. Revisions. The Board or the Designated Committee, as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards and Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto and type of Award.

3. OTHER COMPENSATION AND BENEFITS

Non-Founder Outside Directors also may be eligible to receive other compensation and benefits, as may be determined by the Board or its Designated Committee, as applicable, from time to time.

4. CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director will be treated in accordance with the terms of the Plan.

5. ANNUAL COMPENSATION LIMIT

No Non-Founder Outside Director may be granted Awards with Values, and be provided any other compensation (including without limitation any cash retainers or fees) with amounts that, in any Fiscal Year, in the aggregate, exceed $750,000, provided that such amount is increased to $1,500,000 in the Fiscal Year in which his or her Initial Start Date occurs. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as a Non-Founder Outside Director, or (b) prior to the Effective Date, will be excluded for purposes of the foregoing limits. The Founder Outside Director may not be granted any Awards.

6. EXPENSES

Each Outside Director’s reasonable, customary, and properly documented, out-of-pocket expenses in connection with service on the Board or any committee of the Board will be reimbursed by the Company.

7. CODE SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Code Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt or excepted from or otherwise comply with the requirements of Code Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company Group have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless an Outside Director or any other person for any taxes imposed, or other costs incurred, as a result of Code Section 409A.

8. STOCKHOLDER APPROVAL

The initial adoption of this Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, the Policy will not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 9.

9. REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Designated Committee’s ability to exercise the powers granted to it with respect to Awards granted pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Plan.

10. NO COMPENSATION PAYABLE UNDER POLICY TO FOUNDER OUTSIDE DIRECTOR

For the avoidance of doubt, the Founder Outside Director will not receive any cash compensation, equity compensation or other compensation or benefits under this Policy or otherwise, other than reimbursement of expenses pursuant to Section 6 of this Policy.

*                *                 *